2AZ Putnam International Capital Opportunites Fund attachment
8/31/07

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

For the year ended August 31, 2007, Putnam Management has assumed $1,109 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters


72DD1 (000s omitted)

Class A		21,783
Class B		5,793
Class C		1,222

72DD2 (000s omitted)

Class M		409
Class R 		40
Class Y		1,980

73A1 (000s omitted)

Class A		0.744
Class B		0.466
Class C		0.498


73A2 (000s omitted)

Class M		0.574
Class R		0.728
Class Y		0.823

74U1 (000s omitted)

Class A		34,497
Class B		10,298
Class C		3,139

74U2 (000s omitted)

Class M		703
Class R 		195
Class Y		2,389

74V1

Class A		41.54
Class B		40.45
Class C		40.96

74V2

Class M		40.97
Class R		41.17
Class Y		41.69


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.